Exhibit 99.1

CONTACT
Shelly Taylor
(800) 978-8136
NEWS RELEASE	staylor@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. announces the election of

Suzanne Koenig as the newest member of its Board of Directors

Lake Forest, Calif., (November 2, 2015) – Summit Healthcare REIT, Inc. (“Summit”) announced today that Suzanne Koenig has joined the Summit Board of Directors effective October 28, 2015, pursuant to an election held at the annual meeting of stockholders.

Ms. Koenig is president and founder of SAK Management Services LLC, a nationally recognized long-term care management and healthcare consulting services company. With over 20 years of extensive experience as an owner and operator, Ms. Koenig offers specialized skills in operations improvement, staff development and quality assurance, with particular expertise in marketing, census development and operations enhancement for the whole spectrum of senior housing, long-term care and other healthcare entities requiring turnaround services.

Ms. Koenig brings to the Board approximately 30 years of experience in operating long-term care facilities. She offers the practical perspective of the challenges and opportunities confronting healthcare providers in managing the changing dynamics of this industry. Ms. Koenig is a Licensed Nursing Home Administrator and a Licensed Social Worker in multiple states where she has worked.

Ms. Koenig's professional experience has included executive positions in marketing, development and operations management for both regional and national healthcare providers representing property portfolios throughout the United States. Recently Ms. Koenig has been appointed as the Patient Care Ombudsman, Receiver and Chapter 11 Trustee in several of the new healthcare bankruptcy filings (Chapter 11 and Chapter 7) with the advent of the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005 (BAPCPA), including healthcare entities such as physician practices and hospitals.

In addition, Ms. Koenig has served in an advisory and consulting capacity for numerous client engagements involving bankruptcy proceedings as well as in turnaround management situations. She offers proven proficiency in maximizing financial return and cash flow, while maintaining the highest standards of quality care.

Ms. Koenig also serves as an officer and director for several of the states’ long term care provider associations. She is the former Co-Chair of the American Bankruptcy Institute's (ABI) Health Care Committee, a Co-Chair for the Steering Committee of the Midwest Turnaround Management Association (TMA) Chapter, and was recently elected to the Global Turnaround Management Association Board of Trustees. In addition, she is on the board of directors for the School of Social Work at the University of Illinois, Champaign-Urbana.

Ms. Koenig is a frequent speaker for various healthcare industry associations and business affiliates where she conducts continuing education and training programs. She holds a Master of Science Degree from Spertus College, Illinois, and a Bachelor of Social Work Degree from the University of Illinois, Champaign-Urbana, Illinois.

“I am thrilled to serve on the Board of Directors for Summit Healthcare REIT with such a talented, bright and motivated group of individuals who waste no time in creative solutions to advance their shareholders’ value,” said Ms. Koenig. “The REIT is in an excellent position to grow, and I look forward to adding my expertise from the industry to help shape the path to success.”

“With her vast experience in all aspects of ownership and management of long-term healthcare facilities, we are fortunate to have Suzanne join our Board as we continue to grow Summit’s portfolio,” said Kent Eikanas, President and Chief Operating Officer.

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 17 long-term triple-net leased healthcare facilities. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Shelly Taylor at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly reports for the periods ended March 31, 2015, and June 30, 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.